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                     August 6, 2021

       Barry Wood
       Chief Financial Officer
       XPEL, Inc.
       618 W. Sunset Road
       San Antonio, Texas 78216

                                                        Re: XPEL, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 11,
2021
                                                            File No. 001-38858

       Dear Mr. Wood:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing